Greg Thomson, Geo.

40-21928-48th Avenue

Langley, B.C. Canada

V3A 8H1

January 1, 2017

Mr. Alejandro Vargas

Puebla Resources Corp.

50 West Liberty Street Suite 880

Reno, Nevada, 89501

Dear Mr. Vargas

Re: Geological Consultant Engagement Letter

The purpose of this letter is to outline the terms of my engagement as a Geological Consultant to Puebla Resources Corp (‘the Corporation”).  Upon your acceptance of this Engagement Letter, I shall act as a consultant to the Corporation on geological matters, and assist the Corporation in locating and acquiring mineral exploration properties located in western Canada.  I shall also provide you with a technical report on a suitable property which shall include a recommended exploration work program, and I shall conduct the work program described below, as may be requested by the Corporation.

The cost of my investigations to locate a suitable property on your behalf, plus the cost of preparing a technical report shall be approximately $2,000 US which shall be come payable upon the completion of my technical report.

This Agreement may be executed in any number of identical counterparts each of which shall constitute an original and collectively and separately constitute a single instrument or agreement.

Kindly advise should you require additional information.

Yours truly

/s/Greg Thomson

Greg Thomson, Geo.

AGREED TO AND ACCEPTED, at Reno in the State of Nevada, this 1st day of January, 2017.

Puebla Resources Corp.

per: /s/ Alejandro Vargas

       Alejandro Vargas